UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2012

SUNPEAKS VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9337 Fraser Avenue Silver Spring, MD 20910
(Address of principal executive offices) (zip code)

(204) 898-8160
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

In connection with the purchase of Bryce Rx, described below, we entered into a four (4) year Employment Agreement with Guiliano, ending on December 31, 2016.  During the term of his employment, Guiliano will receive an annual salary of One Hundred Fifty Five Thousand Dollars ($155,000).  In the event Guiliano is terminated for any reason other than without cause, he shall receive his salary through the date of termination.  If Guiliano is terminated without cause, he shall receive his salary through December 31, 2016, unless his employment is extended by mutual written consent to December 31, 2017.  In connection with the employment agreement, we entered into a Restrictive Covenant Agreement covering confidentiality, disclosure and assignment of inventions, solicitation and restrictions on competition.

Section 2 – Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets.

On December 13, 2012, we entered into Stock Purchase Agreement with Robert Guiliano, an individual, for the purchase of all of the outstanding securities of Bryce Rx Laboratories, Inc.  The purchase price was One Million One Hundred Thousand Dollars ($1,100,000), payable (i) One Hundred Thousand Dollars ($100,000) at Closing, and (b) Two Hundred Fifty Thousand Dollars ($250,000) on December 31 of each of the four (4) years beginning in 2013.  The closing date was December 13, 2012.  As consideration under the purchase agreement, Guiliano agreed not to compete with the business of Bryce Rx during the period of his employment and for two (2) years thereafter.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

The financial statements required by this Item 9.01 will be filed by amendment to this Current Report no later than February 28, 2013.

(b)           Pro-forma Financial Information.

The pro-forma financial statements required by this Item 9.01 will be filed by amendment to this Current Report no later than February 28, 2013.

(d)           Exhibits.

2.1	Stock Purchase Agreement dated December 13, 2012

10.1	Employment Agreement dated December 13, 2012

10.2	Restrictive Covenant Agreement dated December 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunpeaks Ventures, Inc.

Dated: December 18, 2012		/s/ Mackie Barch
	By:	Mackie Barch
	Its:	President and Chief Executive Officer